                          FOURTH INVESTMENT AGREEMENT

        This FOURTH INVESTMENT AGREEMENT (the "Agreement") is entered into as of September 29, 1995, by and among COLLAGENEX, INC., a Delaware corporation (the "Corporation"), MARQUETTE VENTURE PARTNERS II, L.P., a Delaware limited partnership ("Marquette"), COLUMBINE VENTURE FUND, II, L.P., a Delaware limited partnership and THE VENTURE FUND OF WASHINGTON, L.P., a Delaware limited partnership ("The Venture Fund"), UNCO VENTURES, LTD., a Texas limited partnership ("UNCO"), MVP II AFFILIATES FUND, L.P., a Delaware limited partnership ("MVP"), JOHNSON & JOHNSON DEVELOPMENT CORPORATION, a New Jersey corporation ("J&J Development"), ADVANCED TECHNOLOGY VENTURES III, L.P., a Delaware limited partnership ("ATV"), NEW YORK LIFE INSURANCE COMPANY, a New York corporation ("New York Life"), CRAIG DRILL CAPITAL, a New York partnership ("Craig Drill"), LONGBOW PARTNERS, a New York partnership ("Longbow"), STUART SCHUBE ("Schube") and JOAN SCHWARTZ EASTON ("Easton"). Marquette, Columbine, UNCO, MVP, J&J Development, ATV, New York Life, Craig Drill, Longbow, Schube and Easton are hereinafter sometimes individually referred to as an "Investor" and collectively referred to as the "Investors."

                                   RECITALS:

        The Investors desire to purchase, for cash, shares of the Corporation's Series C Convertible Preferred Stock (herein referred to as "Series C Stock") and the Corporation desires to sell such shares on the terms and conditions set forth below.

        NOW, THEREFORE, the parties hereby agree as follows:

                                   SECTION 1

                 AGREEMENT TO PURCHASE AND SELL SERIES C STOCK

        1.1 Purchase and Sale of Series C Stock. Subject to the terms and conditions of this Agreement, the Corporation hereby agrees to sell to Marquette, Columbine, UNCO, MVP, J&J Development, ATV, New York Life, Craig Drill, Longbow, Schube and Easton the number of shares of Series C Stock set forth opposite their names on Exhibit 1.1 hereto, and each such Investor hereby agrees to purchase from the Corporation such shares of Series C Stock, at a price of two dollars ($2.00) per share.

        1.2 Closing. The closing and purchase of the shares of Series C Stock referenced in Section 1.1 above (hereinafter sometimes referred to as the "Shares") shall occur at a closing (the "Closing") to be held at the offices of Berenbaum, Weinshienk & Eason, P.C., 26th Floor, Republic Plaza, 370 Seventeenth Street, Denver, Colorado 80202-5626, 10 a.m. on September 29, 1995, or at such other place, date and time as may be mutually agreed upon by all parties hereto. (The date and time of Closing is hereinafter referred to as the "Closing Date.") Payment for the Series C Stock to be purchased by the Investors shall be made at the Closing by wire transfer or good bank check and/or exchange of the principal amount of, and interest accrued through September 13, 1995 under, Convertible Promissory Notes of the Corporation dated February 22, 1995, in the aggregate amount of $2,020,000, as set forth in
Exhibit 1.1 and Convertible Promissory Notes of the Corporation dated July 14, 1995, except one Note dated August 4, 1995, in the aggregate amount of $1,008,500, as set forth in Exhibit 1.1 (collectively called "Notes"). Those amounts and the Notes shall be deposited with Berenbaum, Weinshienk & Eason, P.C.,


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
counsel for the Investors (herein referred to as "Special Counsel"). At the Closing, Investors holding stock purchase warrants as set forth opposite their name in Exhibit 1.1 shall surrender such stock purchase warrants to the Corporation for cancellation. The Corporation and such Investors agree that such warrants shall terminate without any exercise immediately prior to the Closing. By its execution of this Agreement, Genesis Fund, Ltd. agrees to surrender its stock purchase warrant listed in Exhibit 1.1 and agrees with the Corporation that such warrant shall terminate without exercise immediately prior to the closing. Unless advised that the conditions to Closing set forth in
Section 2 hereof have not been satisfied and have not been waived by all of the Investors, at the Closing Special Counsel shall release the funds and the Notes to the Corporation, and Special Counsel shall release the fully executed certificates for the Shares to the Investors purchasing Shares hereunder. If the Closing Date is later than September 13, 1995, the Corporation shall promptly pay the Investors who exchange Notes the interest which has accrued on such Notes from September 13, 1995 through the Closing Date. The Corporation shall promptly cancel the Notes surrendered for exchange. The Corporation shall promptly pay the principal of, and interest accrued to the date of payment under, the Corporation's Convertible Promissory Note issued to Genesis Fund, Ltd. in the principal amount of $125,000.

        1.3 Waiver of Participation Rights. Execution of this Agreement by Marquette, Columbine, The Venture Fund, UNCO, CPI and J&J Development shall be deemed a waiver by each such party of its rights, if any, pursuant to Section 6 of the Investment Agreement dated January 13, 1992 by and among the Corporation, the Venture Fund, Columbine, UNCO, CPI and J&J Development
(herein referred to as the "First


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
Investment Agreement"), pursuant to Section 6 of the Investment Agreement dated November 19, 1992, between the Corporation and the other parties thereto (herein referred to as the "Second Investment Agreement") and pursuant to
Section 6 of the Investment Agreement dated September 24, 1993, between the Corporation and the other parties thereto (herein referred to as the "Third Investment Agreement") to participate in the financing to be consummated under this Agreement. (The First, Second and Third Investment Agreements are herein collectively referred to as the "Investment Agreements.") The execution by such parties and by the Venture Fund of Washington, L.P., who are sufficient to amend and waive the Investment Agreements shall constitute an amendment and waiver of Section 6 of each of the Investment Agreements to permit the sale of the shares without compliance with the procedures therein specified.

        1.4 Additional Sales of Series C Stock. The Corporation shall have the right, in its sole discretion, to sell and issue up to an additional 681,020 shares of Series C Stock (the "Additional Shares") to any persons or entities including one or more of the Investors at a price of not less than $2.00; provided that the closing of the sale of the Additional Shares is consummated within 30 days after the Closing. Each purchaser of Additional Shares shall execute this Agreement and the Collateral Agreements (as hereafter defined) and shall be deemed an "Investor" hereunder in all respects and the Additional Shares issued to such purchaser shall be deemed to be "Shares" hereunder in all respects. Exhibit 1.1 shall be amended to reflect the identity of each party purchasing Additional Shares and the number of Additional Shares purchased by that entity and Exhibit 3.2(d) shall be amended to reflect the capitalization of the Corporation following the sale of the


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
Additional Shares. Payment for the Additional Shares shall be made by wire transfer or good bank check.

                                   SECTION 2

                             CONDITIONS TO CLOSING

        The parties' obligations to consummate the transactions contemplated by this Agreement are subject to the fulfillment of all of the following conditions, any of which may be waived by the party or parties for whose benefit such condition is imposed.

        2.1 Truth of Representations and Warranties. The representations and warranties made in Sections 3 and 4 hereof, respectively, shall be true and correct in all respects as of the Closing Date.

        2.2 Performance of Covenants and Obligations. Each of the parties shall have performed and complied with all of the obligations and covenants imposed upon it under this Agreement which are to be performed or complied with by it prior to the Closing.

        2.3 Stockholders Agreement. The Amended and Restated Stockholders Agreement attached hereto as Exhibit 2.3 (herein referred to as the "Stockholders Agreement") shall have been executed by all of the parties thereto.

        2.4 Registration Rights Agreement. The Registration Rights Agreement attached hereto as Exhibit 2.4 (herein referred to as the "Registration Rights Agreement") shall have been executed by all of the parties thereto.

        2.5 Non-Competition Agreement. The Non-Competition Agreement attached hereto as Exhibit 2.5 (herein referred to as the "Non-Competition Agreement") shall have been executed by Brian Gallagher and Rob Ashley.



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        2.6     Non-Disclosure and Development Agreement.  The Non-Disclosure
and Development Agreement attached hereto as Exhibit 2.6 (herein referred to as the "Non-Disclosure and Development Agreement" shall have been executed by Brian Gallagher and Rob Ashley.

        2.7 No Adverse Proceedings or Events. No suit, action or other proceeding against any of the parties hereto, or their respective officers, directors, partners or affiliates, shall be pending before any court, governmental agency or arbitration tribunal in which it will be, or it is, sought to restrain or prohibit any of the transactions contemplated by this Agreement or by the Stockholders Agreement, Registration Rights Agreement, Non-Competition Agreements or Non-Disclosure and Development Agreements, as applicable, or to obtain damages or other relief in connection with this Agreement or the Stockholders Agreement, the Registration Rights Agreement, the Non-Competition Agreements or the Non-Disclosure and Development Agreements, or such documents or the transactions therein contemplated. (For purposes of this Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Non-Competition Agreements and the Non-Disclosure and Development Agreements are referred to as the "Collateral Agreements.")

        2.8 Consents and Actions. All requisite consents of any third parties and other actions which are required to consummate the transactions referenced in this Agreement and the Collateral Agreements shall have been obtained and completed.

        2.9 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Shares hereunder shall have been obtained.





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        2.10    Amendment to Certificate of Incorporation.  The Certificate of
Amendment to the Corporation's Certificate of Incorporation, a copy of which is attached hereto as Exhibit 2.10, shall have been filed with the Delaware Secretary of State.

        2.11 Number of Directors. The authorized number of Directors of the Corporation shall have been increased to nine.

        2.12 Legal Opinion. The Investors shall have received an opinion from the Corporation's attorneys substantially in the form of the opinion attached hereto as Exhibit 2.12.

                                   SECTION 3

               REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

        As an inducement to the Investors to purchase the Shares hereunder, the Corporation hereby represents and warrants to each Investor that the following statements are true and correct as of the date hereof:

        3.1 Organization, Good Standing and Qualification. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on the business it now conducts or intends to conduct. The Certificate of Incorporation, as amended, and Bylaws of the Corporation attached hereto as Exhibits 3.1(a) and (b) respectively are true, correct and complete.

        3.2 Capitalization and Voting Rights. Immediately prior to the sale of the Shares hereunder, the authorized capital stock of the Corporation shall consist of:

                (a) Preferred Stock. (i) A total of three million five hundred thousand (3,500,000) shares, par value one cent ($.01), designated as Series A Convertible

Preferred Stock, of which three million one hundred and thirty three thousand (3,133,000) shares are issued and outstanding, (ii) a total of two million (2,000,000) shares, par value one cent ($.01), designated as Series B Convertible Preferred Stock (the "Series B Stock"), of which one million four hundred ninety-eight thousand five hundred seven (1,498,507) shares are issued and outstanding, and (iii) a total of three million seven hundred fifty thousand (3,750,000) shares, par value one cent ($.01), designated as Series C Convertible Preferred Stock (the "Series C Stock"), none of which are issued and outstanding. The rights, privileges and preferences of the Series A Stock, the Series B Stock and the Series C Stock are as stated in the Corporation's Certificate of Incorporation, as amended, attached hereto as Exhibit 3.1(a) (herein referred to as the "Certificate of Incorporation").

                (b) Class A and Class B Common Stock. A total of ten million (10,000,000) shares of Class A Common Stock, par value one cent ($.01) (the "Class A Common Stock"), none of which are issued and outstanding, and a total of two million (2,000,000) shares of Class B Common Stock, par value one cent ($.01) (the "Class B Common Stock"), of which six hundred fifteen thousand three hundred thirteen (615,313) shares are issued and outstanding. The rights, privileges and preferences of the Class A and Class B Common Stock are as stated in the Certificate of Incorporation.

                (c) Options, Warrants and Conversion Rights. Except for the issued and outstanding shares of Series A Stock and Series B Stock, the shares of Series C Stock to be issued hereunder and except as specifically set forth in this Agreement, the Collateral Agreements, the Investment Agreements, and the Amended and Restated Agreement by and between the Corporation and The Research Foundation of the State University of New York dated January 13, 1992 (the "License Agreement") and Exhibit 3.2(c) hereof, there are




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
no outstanding convertible or exchangeable securities, options, warrants, preemptive rights, voting rights agreements, or agreements for the purchase or acquisition from the Corporation of any shares of its capital stock.

        (d) Capitalization. The capitalization of the Corporation immediately after the sale of all of the Shares at the Closing (assuming this Agreement is consummated in full as to all Investors, simultaneously) is shown on Exhibit 3.2(d) attached hereto.

        3.3 Subsidiaries. The Corporation does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity.

        3.4 Authorization. All corporate action on the part of the Corporation, its officers, directors and stockholders, necessary for the authorization, execution and delivery of this Agreement and the Collateral Agreements, the performance of all obligations of the Corporation hereunder and thereunder, and the authorization, issuance (or reservation for issuance) and delivery of the Shares hereunder and the Class A Common Stock issuable upon conversion of the Shares, has been taken and this Agreement and the Collateral Agreements constitute valid and legally binding obligations of the Corporation, enforceable in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and similar laws affecting the enforcement of creditors rights generally and equitable remedies.

        3.5 Valid Issuance of Series C Stock and Class A Common Stock. The Shares purchased by the Investors hereunder will be duly and validly issued, fully paid and nonassessable, free of any preemptive rights or rights of first refusal (except as set forth in the Stockholders Agreement) and, based in part upon the representations and warranties of the Investors in this Agreement, will be issued in compliance with all applicable federal securities laws. The shares of Class A Common Stock issuable upon conversion of the Shares purchased under this Agreement have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Incorporation, will be duly and validly issued, fully paid and nonassessable, and issued in compliance with all applicable securities laws, as presently in effect, of the United States (assuming, for purposes of the representation as to securities law compliance, (i) no change in applicable law, (ii) that such Class A Common Stock is issued only to Investors hereunder and (iii) that the residence of each Investor is as shown on the signature pages hereto does not change).

        3.6 Governmental Consents. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 4 hereof, respectively, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Corporation is required in connection with the issuance and sale of the Shares contemplated by this Agreement.

        3.7 Litigation. There is no action, suit, proceeding or investigation pending or threatened against the Corporation nor is the Corporation aware that there is any basis for the foregoing. The Corporation is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Corporation currently pending or which the Corporation intends to initiate.

        3.8 Compliance with Other Instruments. The Corporation is not in violation or default of any provisions of its Certificate of Incorporation or Bylaws or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Corporation. The execution, delivery and performance of this Agreement and the Collateral Agreements by the Corporation and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provisions in its Certificate of Incorporation, Bylaws or any statute, rule or regulation or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Corporation.

        3.9 Material Agreements. Except for this Agreement and the agreements set forth on Exhibit 3.9 attached hereto to which it is a party (the "Listed Agreements"), the Corporation is not a party to or bound by any agreement or contract that is material, individually, to the future conduct by the Corporation of its business or the ownership by it of any assets. All of the Listed Agreements are valid, binding and enforceable in accordance with their respective terms. The Company has performed all obligations required to be performed by it under the Listed Agreements and is not in default under or in breach of nor in receipt of any claim of default or breach under any of the Listed Agreements; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any of the Listed Agreements; the Company has no knowledge of any breach or anticipated breach of the Listed Agreements by the other parties to the Listed Agreements.


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
        3.10 Registration Rights. Except for the registration rights granted to the Investors under the Registration Rights Agreement, the Corporation has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity that will survive the execution of this Agreement and the Registration Rights Agreement.

        3.11 No Property and Assets. Except for the license rights created under the agreements set forth on Exhibit 3.9 hereto and any other assets identified on Exhibit 3.9, the Corporation does not own or lease any material property or assets, whether real, personal or intangible.

        3.12 Board of Directors. Immediately following the Closing, the Board of Directors will consist of Stephen W. Ritterbush, Terence E. Winters, Gil Smith, H.P.K. Agersborg, Brian Gallagher, Robert Easton, Susan Lambert, James Daverman and Pieter Schiller.

        3.13 Financial Statements. Attached hereto as Exhibit 3.13 are the following financial statements:

                (i) the unaudited balance sheet of the Corporation as of December 31, 1994, and the related statements of income and cash flows (or the equivalent) for the twelve-month period then ended; and

                (ii) the unaudited balance sheet of the Corporation as of June 30, 1995 (the "Latest Balance Sheet"), and the related statements of income and cash flows (or the equivalent) for the four-month period then ended.

Each of the foregoing financial statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Corporation (which, in turn, are accurate and complete in all material respects) and has been prepared in accordance with generally accepted accounting principles, consistently applied, subject in the case of the unaudited financial statements to the lack of footnote disclosure and changes resulting from normal year-end adjustments (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations or business prospects of the Corporation).

        3.14    Absence of Undisclosed Liabilities.  Except as set forth on
Exhibit 3.14 hereto, the Corporation does not have any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Corporation, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing other than: (i) liabilities set on the Latest Balance Sheet, (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (iii) other liabilities and obligations expressly disclosed in the other Exhibits to Section 3 of this Agreement.

        3.15 No Material Adverse Change. Since the date of the Latest Balance Sheet, there has been no material adverse change in the financial condition, operating results, assets, operations, or business prospects of the Corporation.

        3.16    Absence of Certain Developments.

                (i) Except as expressly contemplated by this Agreement or as set forth on Exhibit 3.16 hereto, since the date of the Latest Balance Sheet, the Corporation has not:




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
                        (a) issued any notes, bonds or other debt securities or any equity securities or any securities convertible, exchangeable or exercisable into any equity securities;

                        (b) borrowed any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

                        (c) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business;

                        (d) declared or made any payment or distribution of cash or other property to its stockholders with respect to its stock or purchased or redeemed any shares of its stock or any warrants, options or other rights to acquire its stock;

                        (e) mortgaged or pledged any of its properties or assets or subjected them to any lien, security interest, charge or other encumbrance, except liens for current property taxes not yet due and payable;

                        (f) sold, assigned or transferred any of its tangible assets, except in the ordinary course of business, or cancelled any material debts or claims;

                        (g) sold, assigned or transferred any patents or patent applications, trademarks, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible assets;

                        (h) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;





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
                        (i) entered into any other material transaction other than in the ordinary course of business or entered into any other material transaction, whether or not in the ordinary course of business; or

                        (j) suffered any damage, destruction or casualty loss exceeding in the aggregate $10,000, whether or not covered by insurance.

                (ii) The Corporation has not at any time made any payments for political contributions or made any bribes, kickback payments or other illegal payments.

        3.17 Tax Matters. The Corporation has filed all tax returns which it is required to file under applicable laws and regulations; all such returns are complete and correct in all material respects; the Corporation in all material respects has paid all taxes due and owing by it and withheld and paid over all taxes which it is obligated to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party.

        3.18 Employees. The Corporation is not aware that any executive or key employee has any plans to terminate employment with the Corporation. The Corporation has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. Neither the Corporation nor, to the best of the Corporation's knowledge, any of its employees is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Corporation except for agreements between the Corporation and its present and former employees.

        3.19 Compliance with Laws. The Corporation has not violated any law or any governmental regulation or requirement which violation would reasonably be expected





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
to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Corporation, and the Corporation has not received notice of any such violation. The Corporation is not subject to any clean up liability, and has no reason to believe it may become subject to any clean up liability, under any federal, state or local environmental law, rule or regulation. The Corporation, at this time, is not aware of any facts that would indicate that the United States Food and Drug Administration ("FDA") has or will prohibit the marketing, sales, license or use in the United States of any product proposed to be developed, produced or marketed by the Corporation ("Product"), and the Corporation knows of no product or process which the FDA has prohibited from being marketed or used in the United States which in function and composition is substantially similar to any Product.

        3.20 Proprietary Rights. Exhibit 3.20 contains a complete and accurate list of (i) all patented and registered proprietary rights owned by the Corporation, (ii) all pending patent applications and applications for registrations of other proprietary rights filed by the Corporation, (iii) all unregistered trade names and corporate names owned or used by the Corporation and (iv) all unregistered trademarks, service marks and copyrights which are material to the financial condition, operating results, assets, operations or business prospects of the Corporation taken as a whole. Exhibit 3.20 also contains a complete and accurate list of all licenses and other rights granted by the Corporation to any third party with respect to any proprietary rights and all licenses and other rights granted by any third party to the Corporation with respect to any proprietary rights. The Corporation owns or has the right to use pursuant to a valid license all proprietary rights necessary for the operation of the businesses of the Corporation as presently conducted and as presently proposed to be conducted. No loss or expiration of any proprietary right or related group of proprietary rights, to the best of the Corporation's knowledge, is threatened, pending or reasonably foreseeable. The Corporation has taken all necessary actions to maintain and protect the proprietary rights which it owns and use. To the best of the Corporation's knowledge, the owners of any proprietary rights licensed to the Corporation have taken all necessary actions to maintain and protect the proprietary rights which are subject to such licenses. Except as indicated on the Exhibit 3.20, (i) the Corporation owns or has the right to use pursuant to a valid license all right, title, and interest in all of the proprietary rights listed on such exhibit and all other proprietary rights material to the operation of the businesses of the Corporation, (ii) there have been no claims made against the Corporation asserting the invalidity, misuse or unenforceability of any such of rights, and, to the best of the Corporation's knowledge, there are no grounds for the same, (iii) the Corporation has not received a notice of conflict with the asserted rights of others within the last five years, and (iv) the conduct of the Corporation's business has not infringed or misappropriated and does not infringe or misappropriate any proprietary rights of others, nor would any future conduct as presently contemplated infringe any proprietary rights of others and, to the best of the Corporation's knowledge, the proprietary rights owned by the Corporation have not been infringed or misappropriated by others.



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
                                   SECTION 4

                REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

        As an inducement to the Corporation to sell the Shares hereunder, each Investor, for itself only, hereby represents and warrants to the Corporation and the other Investors that the following statements are true and correct as of the date hereof:

        4.1 Authorization. This Agreement and the Collateral Agreements constitute the valid and legally binding obligations of the Investor, enforceable in accordance with their terms, except as such enforcement is limited by bankruptcy, insolvency and similar laws affecting the enforcement of creditors rights generally and equitable remedies. The Investor has all the requisite power and authority to execute, deliver and perform this Agreement and the Collateral Agreements.

        4.2 Investment. The Investor is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. The Investor further represents that it understands that (i) neither the Shares nor the shares of Class A Common Stock issuable upon conversion thereof (hereinafter referred to as the "Conversion Shares") have been registered under the Securities Act of 1933 (the "Act") or the securities laws of any state by reason of their issuance in a transaction exempt from the registration requirements of the Act pursuant to
Section 4(2) thereof, (ii) the Shares and Conversion Shares cannot be sold unless a subsequent disposition thereof is registered under the Act and any applicable state securities law or is exempt from such registration, (iii) the certificates representing the Shares, and the Conversion Shares will bear a legend to such effect and will also refer to



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
the restrictions set forth in the Stockholders Agreement, and (iv) the Corporation will make a notation on its transfer books to such effect.

        4.3 Disclosure of Information. The Investor has received all the information the Investor considers necessary or appropriate for deciding whether to purchase the Shares. The Investor further represents that the Investor has had an opportunity to ask questions and receive answers from the other Investors and the Corporation regarding the terms and conditions of the offering of the Shares and has done all due diligence reviews desired by the Investor. The foregoing does not, however, limit or modify the representations and warranties of the Corporation and the other Investors in this Agreement or the right of the Investor to rely thereon.

        4.4 Investment Experience: Accredited Investor Status. The Investor acknowledges that it can bear the economic risk of the Investor's investment and has such knowledge and experience in financial or business matters that the Investor is capable of evaluating the merits and risks of the investment in the Shares. The Investor also represents it has not been organized for the purpose of acquiring the Shares. The Investor represents that it is an "accredited investor" within the meaning of Regulation D promulgated under the Act.

        4.5 Notice of Proposed Transfers. The Investor hereby covenants and agrees that prior to any proposed sale, assignment, transfer or pledge
(each of which is deemed "Transfer") of any of the Shares or Conversion Shares (collectively the "Securities"), unless there is in effect a registration statement under the Securities Act of 1933 covering the proposed Transfer of such Securities, the holder will give written notice to the Corporation of such holder's intentions to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and, if requested by the Corporation, shall be accompanied by an unqualified written opinion of legal counsel addressed to the Corporation prepared at such holder's expense, reasonably satisfactory to the Corporation, to the effect that the proposed Transfer of the Securities may be effected without registration under the Securities Act of 1933. It is agreed that, notwithstanding such requirement, the Corporation shall not require opinions of counsel for transactions made pursuant to Rule 144, except as the Corporation may reasonably and in good faith request. Notwithstanding the foregoing, no such registration statement or opinion of counsel will be necessary for a transfer by any Investor to its partners or affiliates, if in any such case the transferee agrees in writing to be subject to the terms hereof to the same extent as if that partner were the Investor hereunder and, in particular, agrees to be bound by this Section 4. Notwithstanding the foregoing, each proposed Transfer shall be subject to the terms and conditions of the Stockholders Agreement.

                                   SECTION 5

                          COVENANTS OF THE CORPORATION

        Subject to the last paragraph of Section 5.2 regarding earlier termination as to an Investor or assignee of an Investor, until there is a public offering which satisfies the criteria set forth in Section 6.4, the Corporation hereby covenants and agrees that, during such time as any of the Shares purchased hereunder, any of the shares of Series A Stock or Series B Stock purchased under any of the Investment Agreements, or any shares of Class A Common Stock issuable upon conversion of any of the foregoing are outstanding, the

Corporation will comply with all the provisions of this Section 5, unless compliance is waived by the "Majority of Investors" as defined below.

        5.1 Definitions. Solely for purposes of this Section 5, Section 6, and Section 7.8, the following definitions shall apply:

                (a) "Investor" shall refer to each of the parties to this Agreement, except the Corporation, and "Investors" shall refer collectively to all of the parties to this Agreement, except the Corporation. The parties hereto agree that the covenants of the Corporation set forth in Section 5 and
Section 6 of the First Investment Agreement, the Second Investment Agreement and the Third Investment Agreement shall be merged into this Agreement and only the provisions of Section 5 and Section 6 of this Agreement shall survive.

                (b) "Majority of Investors" shall mean the holders of at least sixty percent (60%) of the total shares of Class A Common Stock which have been issued and are issuable upon conversion of the Series A Stock and Series B Stock purchased pursuant to the prior Investment Agreements and upon conversion of the Series C Stock purchased pursuant to this Agreement.

        5.2 Financial Statements. The Corporation shall prepare and deliver to each Investor:

                (a) Within ninety (90) days after the end of each fiscal year of the Corporation, a consolidated balance sheet of the Corporation and its subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of income, stockholders' equity and changes in cash flow for the fiscal year then ended, all prepared in accordance with generally accepted accounting principles applied on a consistent basis, as audited by the Corporation's independent certified public accountants which shall be a Big Six accounting firm selected by the Board of Directors of the Corporation.

                (b) Within twenty (20) days after the end of each month in each fiscal year, a consolidated balance sheet of the Corporation and its subsidiaries, if any, and the related consolidated statements of income, unaudited but prepared in accordance with generally accepted accounting principles and certified by the President and the chief financial officer of the Corporation, such consolidated balance sheet to be as of the end of such month and such consolidated statements of income to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case with (i) comparative statements for the corresponding period or periods in the prior fiscal year, (ii) a comparison of the actual results with the budget and management's discussion of any material variances, and (iii) management's discussion of significant business matters which occurred during such month.

                (c) Within thirty (30) days after the end of each quarter of the fiscal year, a report certified by the President of the Corporation discussing in detail the status of the Corporation's product development and sales efforts during the preceding quarter and a current review of the performance of the Corporation's personnel and a recommendation for any appropriate changes in the Corporation's personnel and a recommendation for any appropriate changes in the Corporation's staffing.

                (d) At least thirty (30) days prior to the commencement of each fiscal year of the Corporation, the Corporation shall submit to the Board of Directors and each Investor an operating plan and budget for such year which shall include operating, market and competitive information as well as complete financial statements (income statement, balance sheet, cash flow and cost and expense detail). Any modifications in such operating plan and budget shall be delivered to the Investors as promptly as practicable after such changes have been approved by the Board.

                (e) Such other information relating to the financial condition, business prospects or corporate affairs of the Corporation as any Investor may, from time to time, reasonably request.

Prior to the termination of the covenants contained in Section 5 as a result of a public offering which satisfies the criteria set forth in Section 6.4, the covenants set forth in this Section 5.2 shall terminate as to any Investor or any assignee of an Investor if such Investor, assignee or group of affiliated assignees of an Investor fails to hold at least (20) percent of the shares of Class A Common Stock held by such Investor and issuable upon conversion of Preferred Stock held by such Investor following consummation of the Closing or, if such Investor purchases Additional Shares, the purchase of Additional Shares (as adjusted for stock splits, stock dividends and combinations of shares). For purposes of the foregoing, no transferee of shares sold by an Investor in a public offering (pursuant to Rule 144 or otherwise) shall be deemed to be an assignee.

        5.3 Inspection. The Corporation shall permit the members of the Board of Directors who are affiliated with any Investor and any other individual designated by any Investor who has executed a confidentiality agreement reasonably required by the Corporation, upon reasonable notice and during normal business hours, to visit and inspect the Corporation's properties, to examine the Corporation's books of accounts and records, and to discuss the Corporation's affairs, finances and accounts with its officers.

        5.4 Creation of Indebtedness. Except with the consent of the Board of Directors, the Corporation will not create, incur, assume or otherwise become liable in respect of or have outstanding, any indebtedness (other than the liabilities existing on the date hereof and liabilities for trade accounts payable arising in the ordinary course of business), contingent or otherwise, in excess of $10,000.

        5.5 Prompt Payment of Taxes. The Corporation shall promptly pay and discharge, or cause to be paid and discharged, prior to the earliest date on which any penalty or interest is incurred or begins to accrue, all lawful taxes, assessments and governmental charges or levies imposed upon any of its income, profits, property or business; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Corporation shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Corporation will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefore or with respect thereto.

        5.6 Conduct of Business: Compliance with Laws. The Corporation will keep in full force and effect its corporate existence and all rights, permits, licenses, patents, copyrights, trademarks, trade names and franchises now held by the Corporation that are necessary for the conduct of its business, and will acquire and keep in full force and effect any additional rights, permits, licenses, patents, copyrights, trademarks, trade names and franchises as from time to time may be necessary or appropriate in connection with the conduct of its business. The Corporation will comply with all applicable laws and regulations where failure to comply would have a material adverse effect on the Corporation's business, condition (financial or otherwise) or assets.

        5.7 Accounts and Reports. The Corporation will keep true records and books of account in which full and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles consistently applied throughout the period involved. The Corporation shall take no action which would cause the opinion from its independent public accountants in connection with financial statements, to be qualified in any material respect.

        5.8 Conflicts. The Corporation will not enter into any business transaction or dealings with any one or more of its directors, officers, employees or stockholders, or any entity with which any director, officer, employee or stockholder is affiliated, either as director, officer, employee, trustee, stockholder, beneficiary, partner, venturer or otherwise, involving the payment or receipt of property or services of a value unless such transaction or dealing is conducted on an arm's length basis and on terms no less favorable to the Corporation from a person unrelated to the Corporation or to any person affiliated therewith. Any such transaction or dealing which presents a potential conflict of interest must be reviewed and approved in advance by a majority of the Corporation's disinterested directors.

        5.9 Conveyance of Assets. Unless the consent of the Board of Directors is obtained, the Corporation shall not (i) convey, sell, license, or lease, in a single or a series of related transactions, any asset or assets purchased by the Corporation for more than $50,000, or, except in the ordinary course of the Corporation's business, the rights to any intellectual property rights developed or owned by or licensed to the Corporation; (ii) acquire all or substantially all of the assets or capital stock of a third party; (iii) sell, lease, transfer, license or assign any operating rights, licenses or franchises; or (iv) abandon its current line of business or enter into a line of business different from such current line of business.

        5.10 Intellectual and Business Property; Agreements. The Corporation will use its best efforts to maintain the confidentiality of any proprietary information and intellectual property rights owned by, licensed to or otherwise pertaining to the Corporation and will seek to restrict the ability of any employee having knowledge of such proprietary information or intellectual property rights from disclosing such information or competing with the Corporation by having each such employee execute confidentiality and/or employment agreements containing such restrictive covenants. The Corporation shall require each of its officers, key employees, consultants and advisers to execute a Non-Disclosure and Development Agreement and shall require each of its key employees to enter into a Non-Competition Agreement containing only such changes as may be approved by the Board of Directors. The registration with the United States Government Patent and Trademark Office or Library of Congress of its proprietary information and intellectual property rights by the Corporation shall not be considered a violation by the Corporation of its obligation to maintain confidential or proprietary information or trade secrets of the Corporation. The Corporation, at its own expense, will take all actions necessary and appropriate to obtain available patent protections for its proprietary information and intellectual property rights in the United States and any other country deemed necessary by the Board of Directors.

        5.11 Agreement. The Corporation shall fulfill all of its contractual obligations under this Agreement and the Investment Agreements as amended hereunder. The Corporation shall not exercise any option provided under this Agreement or the Investment Agreements except with the approval of the Board of Directors.

        5.12 Reservation of Conversion Shares. The Corporation shall at all times reserve and keep available such number of its duly authorized shares of Class A Common Stock as shall be sufficient to effect the conversion of all of the Shares issued pursuant to this Agreement and all of the shares of Series A Stock and Series B Stock issued pursuant to the Investment Agreements as are then outstanding. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the issuances referenced in this Section 5.12, the Corporation shall forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common stock to such number of shares as shall be sufficient for such purposes. The Corporation shall obtain any authorization, consent, approval or other action by, or make any filing with, any court or administrative body that may be required under applicable federal or state securities laws in connection with the issuance of any shares of Class A Common Stock upon conversion of any Shares issued hereunder or of any shares of Series A Stock or Series B Stock purchased pursuant to the Investment Agreements.

        5.13 Dilutive Issuances of Common Stock. The Corporation shall not take any action which would result in an adjustment of the Conversion Prices of the Series A Stock, Series B Stock or Series C Stock pursuant to Article IV B.4 of the Certificate of Incorporation, except with the approval of the Board of Directors.

        5.14 Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Corporation will pay the reasonable fees and the expenses and disbursements of Special Counsel, which are incurred in connection with the negotiation, preparation, execution and consummation of the transactions contemplated under this Agreement and the preparation of the documents to evidence such transaction, together with all amendments thereto and consents and waivers thereunder.

        5.15 Notification. The Corporation will promptly advise the Investors in writing of the following:

                (a) The filing of any suit, action, or other proceeding against the Corporation or any investigation which the Corporation learns is pending or threatened against it, if the amount involved or at risk by nature of such suit, action, other proceeding or investigation exceeds Ten Thousand Dollars ($10,000);

                (b) The filing, recording or assessment of a federal, state or local tax lien against the Corporation or any of its assets;

                (c) Any default or breach in any license agreement to which the Corporation is a party;

                (d) Any other event which represents a material adverse change in the business or condition, financial or otherwise, of the Corporation; and

                (e) The occurrence of an event that constitutes a material breach of this Agreement, the Investment Agreements, or the Collateral Agreements.

        5.16 Use of Proceeds. The Corporation shall use the proceeds from the sale of the shares for the filing of a New Drug Application (NDA), development of other drugs, working capital and other business purposes.

        5.17 Board of Directors: Visitation Rights. The Corporation shall hold regular meetings of its Board of Directors at least every three months. The Bylaws of the Corporation shall provide that, in addition to any provisions required by law for the calling of special meetings of the Board of Directors, a special meeting may be called at the request of either (i) any two directors or
(ii) the holders of twenty-five (25) percent of the aggregate number of outstanding shares of Class A Common Stock which have been issued or are issuable upon conversion of the Series A Stock, the Series B Stock and the Series C Stock. The Corporation shall reimburse each Director who is not any employee of the Corporation for the out-of-pocket expenses incurred by such Director in attending meetings of the Board of Directors and other meetings or events as a representative of the Corporation or at the request of the Corporation. Each Investor which has purchased shares of Series A Stock, Series B Stock and/or Series C Stock from the Corporation for an aggregate purchase price of at least $500,000 shall have the right, at its own expense, to send one representative to attend each meeting of the Board of Directors if it does not otherwise have a representative who serves on the Board of Directors. The Corporation shall give each such Investor advance notice of each such meeting at the same time and in the same manner as it gives notice to the Directors of the Corporation. The provisions of this Section 5.17 shall terminate upon the effective date of a registration statement filed with the Securities and Exchange Commission in connection with the public offering of securities of the Corporation which satisfies the criteria set forth in Section 6.4.

        5.18 Committees of the Board. The Board of Directors shall have at least the following committees: Audit Committee, comprised of two non-employee Directors, Clinical

Audit Committee comprised of two non-employee directors; and Compensation Committee, comprised of three non-employee Directors.

        5.19 Key Person Insurance. The Corporation shall use its best efforts to promptly obtain and maintain an insurance policy on the life of Dr. Brian Gallagher in the face amount of $1,000,000 (or such other amount as may be determined by the Board of Directors from time to time as a result of an annual review) payable to the Corporation as beneficiary.

        5.20 Reserved Employee Shares. The Corporation shall reserve 250,000 (subject to adjustment for stock splits, combinations or recapitalization) of its Class B Common Stock for issuance to its employees, non-employee directors, advisers and consultants upon exercise of options or otherwise under such arrangements, contracts or plans as are recommended by management and approved by the Board of Directors. Such reservation shall be in addition to the 600,000 shares of Class B Stock currently reserved for such purposes, including 161,000 shares reserved for issuance upon exercise of currently outstanding options. In addition, the Corporation shall reserve 50,000 (subject to adjustment for stock splits, combinations or recapitalization) of its Class A Common Stock and 50,000 of its Series B Preferred Stock for issuance upon exercise of an option granted to Brian Gallagher. Without the unanimous consent of the Directors who are affiliated with an Investor, the vesting of shares (or options therefor) issued to an employee, other than shares issuable upon exercise of currently outstanding options, shall not be at a rate in excess of 25 percent per annum from the date of issuance of the shares or the options, as the case may be. Holders of shares issued pursuant to such vesting arrangements shall be required to execute stock restriction agreements setting forth the vesting arrangements.

                                   SECTION 6

                    RIGHT TO PARTICIPATE IN FUTURE FINANCING

        6.1     Right to Participate.  Except in the case of the issuance of
(i) shares of Class A Common Stock upon conversion of the Series A Stock, the Series B Stock and the Class C Stock, (ii) any shares of Class B Common Stock issuable under any incentive plan for the Corporation's employees approved by the Board of Directors, (iii) the shares of Series A Stock, Series B Stock and Series C Stock issued under the Investment Agreements and this Agreement, (iv) the shares the Corporation is obligated to issue to The Research Foundation of State University of New York, (v) the Additional Shares sold in accordance with
Section 1.4 hereof, (vi) shares which the Corporation may issue in connection with the acquisition of stock or other property of another person, (viii) any debt obligation issued to a bank lender, and (ix) shares offered to the public pursuant to an underwritten public offering, the Corporation shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any debt obligation or security ("Debt Security") or any shares of Class A or Class B Common Stock (which for purposes of this Section 6 shall include any security which can be exercised for or converted into shares of Class A or Class B Common Stock) or any other equity security (collectively the "Offered Securities"), unless in each case the Corporation shall have first offered to sell to each of the Investors its respective pro rata share of such Debt Security or each class of Common Stock or other equity security comprising the Offered Securities, at a price and on such other terms as shall have been specified by the Corporation in writing delivered to the Investors and shall be identical to the price and terms for the Offered Securities to be offered to third parties (the "Offer"), which Offer by its terms shall remain open and irrevocable for a period of thirty (30) days from the date it is delivered by the Corporation to the Investors. If one of more Investors fail to notify the Corporation that they desire to purchase their full pro rata shares, the Corporation shall promptly notify the Investors which notified the Corporation of their desire to purchase their full pro rata shares and each such Investor shall have the right to purchase such unsubscribed shares subject in the event of oversubscription to allocation based on the proportionate ownership of the Class A Common Stock issued and issuable upon conversion of the Series A Stock, Series B Stock and Series C Stock held by each such subscribing Investor. Each Investor which desires to purchase any of the unsubscribed shares must give the Corporation written notice of the number of such shares it will purchase within ten (10) days of the Corporation's notice to it of the number of unsubscribed shares available for purchase. If any Investor fails to purchase at least its pro rata share of any Offered Securities, its right to participate in the purchase of Offered Securities pursuant to this Section 6 shall terminate with respect to any future offering of securities.

        6.2 Pro Rata Share. For purposes hereof, an Investor's "pro rata share" shall be equal to the total amount of the obligation represented by such Debt Security or the total number of shares of Class A and Class B Common Stock or other equity security constituting the Offered Securities multiplied by a fraction, (i) the numerator of which is the number of issued shares of Class A Common Stock then held by the Investor (including for the purpose of such calculation the number of shares of Class A Common Stock issuable to the Investor upon conversion of Series A Stock, Series B Stock and Series C Stock, and (ii) the denominator of which is the number of shares of Class A Common Stock then held by all Investors (including for the purpose of such calculation the number of shares of Class

A Common Stock issuable upon conversion of the Series a Stock, Series B Stock and Series C Stock (excluding for purposes of calculation of both the numerator and the denominator shares of Class A Common Stock which may have been sold in a public offering pursuant to Rule 144 or otherwise). Such pro rata share shall be determined as of the date notice is sent to Investors under Section 6.1 hereof.

        6.3 Notice. Notice of an Investor's intention to accept, in whole or in part, an Offer shall be evidenced by a writing signed by the Investor and deliver to the Corporation prior to the end of the 30-day period of such Offer, setting forth such portion of the Offered Securities as such Investor elects to purchase. Failure of an Investor to timely deliver such notice shall constitute a waiver of such Investor's rights under this Section 6 with respect to the Offered Securities referenced in such Offer.

        6.4 Termination Upon Public Offering. Notwithstanding the foregoing provisions of this Section 6, the rights of the Investors and the obligations of the Corporation under this Section 6 shall terminate upon the effective date of any registration statement filed with the Securities and Exchange Commission in connection with any public offering of the Corporation's securities in which (i) the per share price in the offering is at least $6.00 and (ii) the aggregate amount of the offering is at least $12,000,000 (other than in connection with an offering to employees of the Corporation pursuant to an employee benefit, bonus or similar plan).

                                   SECTION 7

                                 MISCELLANEOUS

        7.1 Survival of Warranties. The warranties, representations and covenants of the Corporation and the Investors contained in this Agreement will survive the execution and delivery of this Agreement.

        7.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Series C Stock sold hereunder or any Class A Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        7.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

        7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        7.6 Notices. Unless otherwise provided, notice required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of (i) the date of personal delivery, or (ii) the date of delivery by facsimile, or (iii) the business day after deposit with a nationally recognized courier or overnight service, including Express Mail, for United States deliveries or three (3) business days after such deposit for deliveries outside of the United States. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth below such party's signature on this Agreement or at such other address as such party may designate by ten (10) days' advance written notice to the other parties hereto. All notices for delivery outside the United States will be sent by facsimile, or by nationally recognized courier or overnight service, including Express Mail. Any notice given hereunder to more than one person will be deemed to have been given, for purposes of counting time periods hereunder, on the date given to the last party required to be given such notice. Notices to the Corporation will be marked to the attention of the President.

        7.7 Finders' Fees. Each party represents that it is not obligated to pay any finders' fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold the Corporation harmless, and the Corporation agrees to indemnify and to hold the Investors harmless, from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or the Corporation, as the case may be, or any of its officers, partners, employees or representatives is responsible.

        7.8 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, each of which is incorporated herein by reference, constitutes the entire agreement among the parties hereto with respect to the specific subject matter hereof, superseding in their entirety all other or prior agreements between or among them with respect to such specific subject matter, except, where applicable, Sections 1, 2, 3, 4, and 8 of the Investment Agreements. Except to the extent provided below or in Section 5 of this Agreement, Investors who hold at least sixty six and two-third (66-2/3) of the total shares of Class A Common Stock which have been issued and are issuable upon the conversion of the Series A Stock and Series B Stock purchased pursuant to the Investment Agreements and upon conversion of the Series C Stock purchased pursuant to this Agreement shall be entitled by written instrument to amend, waive, discharge or terminate any term or condition of this Agreement. Notwithstanding the foregoing, any amendment, waiver, discharge or termination of Section 6 or this Section 7.8 of this Agreement and any other amendment, waiver, discharge or termination which does not apply to all parties to this Agreement equally or which increases the obligation of any party under this Agreement shall require the consent of all of the parties to this Agreement.

        7.9 Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement to the extent unenforceable and the balance of such provision, and of this Agreement, will be interpreted as if such provision or part and hereof were so excluded and will be enforceable in accordance with its terms.


           [THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


COLLAGENEX, INC.                         COLUMBINE VENTURE FUND II, L.P.

By:  /s/ BRIAN GALLAGHER                 By:  Columbine Venture Management, II,
   -------------------------------            Its General Partner
    Brian Gallagher, President
    301 South State Street                    By: /s/ TERENCE E. WINTERS
    Newtown, PA 18940                            ----------------------------
                                                  Terence E. Winters
                                                  Title: General Partner
JOHNSON & JOHNSON                                 9449 N. 90th Street, Suite 200
DEVELOPMENT CORPORATION                           Scottsdale, AZ 85258

By:  /SIG/
   -------------------------------       UNCO VENTURES, LTD.
Title:
      ----------------------------       By:   /SIG/
      One Johnson & Johnson Plaza           ----------------------------------
      New Brunswick, NJ 08937            Title:  General Partner
      Attn: Susan Lambert                        520 Post Oak Boulevard,
                                                 Suite 130
                                                 Houston, TX 77027

THE VENTURE FUND OF
WASHINGTON, L.P.                         MARQUETTE VENTURE
                                         PARTNERS II, L.P.
By:  American Venture Partners, L.P.,
     Its General Partner                 By:  Marquette General II,
                                              Its General Partner

     By: /s/ STEPHEN W. RITTERBUSH            By:  JED, Limited Partnership
        ----------------------------               or LDR, Limited
         Stephen W. Ritterbush                     Partnership
         Managing General Partner                  or JP, Limited Partnership,
         601 Thirteenth Street, N.W.               Its Partners
         Suite 710 North
         Washington, DC 20005                 By: /SIG/
                                                 ----------------------------
                                                  a General Partner of one of
                                                  the above

                                              By: /SIG/
                                                 ----------------------------
                                                  520 Lake Cook Road
                                                  Suite 450
                                                  Deerfield, IL 60015